EXHIBIT 10.1
† Text omitted pursuant to
Item 601(a)(6) of Regulation S-K

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 29, 2025, is entered into by and among SUPREME IMPORTS LTD, a private limited company incorporated in England and Wales with registered number 05292196 (“Buyer”), WD-40 COMPANY LIMITED, a private limited company incorporated in England and Wales with registered number 1755958 (“WD-40 Limited” or “Seller”), and WD-40 COMPANY, a Delaware corporation (“Parent” and, together with WD-40 Limited, each, a “Seller Party” and, collectively, the “Seller Parties”).
RECITALS
A.    The Seller Parties are in the business of developing, marketing, and selling, licensing or otherwise providing homecare and cleaning products under the brands of 1001® and 1001 Carpet Fresh® (the “Business”). For the avoidance of doubt, the Business excludes the Retained Business.
B.    Parent owns, directly or indirectly, 100% of the issued and outstanding equity interests of the WD-40 Limited and, as such, will derive a substantial benefit from the consummation of the transactions contemplated by this Agreement.
C.    The Seller Parties desire to sell, assign and transfer to Buyer, and Buyer desires to purchase and assume from the Seller Parties, certain assets and certain liabilities of the Seller Parties, subject to the terms and conditions set forth in this Agreement.
AGREEMENTS
In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
The following terms have the meanings specified or referred to in this Article 1:
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in London, United Kingdom are authorized or required by Law to be closed for business.
“Business Information” means all information, know-how and techniques (whether or not confidential and in whatever form held) in a Seller Party’s possession which is exclusively related to the Business and relate to the Purchased Assets.
“Buyer Warranty Claim” means a breach by a Seller Party of any of the Seller Warranties.
“Confidential Information” means all confidential, proprietary, non-public, protected, trade secret or sensitive data or information or know-how, written or oral, concerning the businesses and affairs of the Seller Parties or Buyer, whether marked confidential or not, whether directly or indirectly received, including applicable data or information of third parties.
“Contract” means with respect to any Person, any contract, agreement, deed, mortgage, lease, license, purchase order or commitment, written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.
“Contribution Margin” means the net sales price less costs of goods sold (measured in accordance with UK GAAP, as applicable), selling commissions, advertisement costs, fulfillment costs, and other variable costs related to the marketing and sale of the Seller Products.
“Customer Orders” all customer orders placed by a customer with a Seller Party on or before the Effective Time for the supply of Seller Products in connection with the Business and which, at the Effective Time, remain to be performed, in whole or in part, details of which are set out at Part 1 of Exhibit A.
“Data Room” means the Firmex electronic documentation site established by the Seller Parties with respect to the transactions contemplated by this Agreement.
“Debt” means, without duplication, all Liabilities (including all obligations in respect of principal, accrued interest, fees and premiums or penalties) of the Seller Parties: (a) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including overdraft facilities), (b) evidenced by any note, bond, debenture or other similar contract or agreement, (c) for the deferred purchase price of property, goods or services, (d) for capital lease obligations, (e) in respect of letters of credit and bankers’ acceptances, (f) for contracts or agreements relating to interest rate protection, swap agreements and collar agreements, (g) under outstanding checks, (h) for deferred revenue or with respect to customer deposits, (i) under derivative, hedging, swap, mark-to-market value of any foreign exchange or similar instruments, (j) in respect of performance bonds, bid bonds, other sureties of any kind or nature, banker’s acceptances and letters of credit, including standby letters of credit (except to the extent not drawn), (k) secured by an Encumbrance on any assets of any Seller Party, (l) for distributions, loans or advances or other obligations payable to any Seller Party or any of its Affiliates which are not paid at or prior to the Closing, (m) for pension plan related liabilities, (n) for payments triggered by the transactions contemplated by this Agreement (including severance, change in control payments, transaction bonuses and the like), (o) in respect of any obligations of the type referred to in the foregoing clauses where any Seller Party is directly or indirectly responsible as obligor, guarantor, surety or otherwise, including guarantees of such obligations and (p) for any interest, prepayment penalties or premiums on any of the foregoing.
“Disclosed” means fairly disclosed via the Disclosure Schedules in such a manner and with sufficient detail as to enable the Buyer to identify the nature and scope of the matter concerned.
“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller Parties concurrently with the execution and delivery of this Agreement.
“Domain Names” means the domain names used by the Seller exclusively in connection with the Business, as set out in Appendix 1.
“Due Amount” means an amount that is due for payment by the Seller Parties or HPD (as applicable) to the Buyer in respect of a Resolved Claim.
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, security agreement, charge, royalty obligation, indenture, right of way, claim, condition, equitable interest, option, right of first refusal or right of first offer, easement, encroachment or other similar encumbrance.
“Environmental Law” means any Law, Order or Contract with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, worker health and safety, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.
“Finished Goods Inventory” means the finished Seller Products existing as of the Closing Date that are ready for sale to customers, together with any raw materials, in each case as set out at Part 2 of Exhibit A.
“Finished Goods Inventory Amount” means the aggregate of:
(a)    £695,405.00 in respect of the Finished Goods Inventory set out at Part 3(a) of Exhibit A (being the “Fully Paid Finished Goods Inventory”);

(b)    In respect of the Finished Goods Inventory set out at Part 3(b) of Exhibit A (being the “Contingent Finished Goods Inventory”), the amount calculated in accordance with Section 2.5(e); provided, however, at any Finished Goods Inventory in respect of Purchase Order number 44925/SRP, as set forth in Part 3(b) of Exhibit A attached hereto, that remain unsold at the end of the period that is 120 days after the Closing Date shall be deducted from the calculation of the Contingent Finished Goods Inventory; and
(c)    £0 (zero) in respect of the Finished Goods Inventory set out Part 3(c) of Exhibit A (being the “Obsolete Finished Goods Inventory”).
“Formulations” means all formulas, formulations, technical information, technical and product specifications, data sheets and all other information and know how required by the Buyer in order for the Buyer or a third party on its behalf to manufacture and produce the Seller Products, with the exception of the Licensed Intellectual Property which shall be licensed to the Buyer in accordance with and under the terms of the IP License Agreement.
“Fundamental Warranties” means the representations and warranties set forth in Section 4.1 (Organization, Qualification and Capitalization) and Section 4.2 (Authority of the Seller Parties).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other nongovernmental regulatory authority or quasigovernmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Hazardous Materials” means any toxic, hazardous or dangerous chemical or substance, any pollutant or contaminant regulated under Environmental Laws, and any other substance for which liability or standards of conduct may be imposed under Environmental Laws, including radiation, odors, biological agents, medical waste, petroleum or any fraction or product, polychlorinated biphenyls and asbestos or asbestos containing materials.
“HPD” means HPD Laboratories, Inc., a Delaware corporation.
“IA 1986” means the UK Insolvency Act of 1986.
“Incremental Revenue Share Products” means the Seller Products, but for the avoidance of any doubt:
(a)    excluding any new products developed by or on behalf of the Buyer after Closing that were not part of the range of Seller Products marketed and sold by the Seller Parties at Closing; and

(b)    including any new product developed by or on behalf of the Buyer after Closing that is a new fragrance of an existing range of Seller Products marketed and sold by the Seller Parties at Closing.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) registered and unregistered trade marks, trade dress and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing, rights in get-up and trade dress and the right to sue for passing off and unfair competition; (b) copyright in both published and unpublished works, including all applications and registrations; (c) trade secrets and proprietary information and know-how; (d) patents, patent applications, continuations, continuations in part, and divisionals, reissues, extensions and reexaminations thereof, and inventions (whether or not patentable); (e) websites (including all URLs and website files, content and infrastructure and other related rights), internet domain name registrations and social media accounts and the content found thereon and related thereto; (f) design rights and registered designs; (g) rights to use and protect the confidentiality of confidential information, including know how and trade secrets; (h) all other intellectual property, moral and industrial property rights and assets and (i) all causes of action (including claims for infringement against third parties) in any of the foregoing rights.
“Intellectual Property Registrations” means all Purchased Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized domain name registrar in any jurisdiction, including registered trade marks, domain names, registered copyrights, issued patents, and pending applications for any of the foregoing.
“IP License Agreement” means that certain license agreement to be entered into between HPD and the Buyer, in connection with this Agreement, pursuant to which HPD shall license the Licensed Intellectual Property to the Buyer.
“Knowledge of the Seller Parties” or “Seller Parties’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Sara Hyzer, Christophe Cloez, Neil Gow, Helen Briggs and Rodney Monk, in respect of a fact or matter having made all reasonable and careful enquiries.
“Law” means any foreign government, UK or U.S. federal, provincial, state, municipal or local statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, or any similar provision having the force or effect of law.
“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Licensed Intellectual Property” means all formulas, formulations, technical information, technical and product specifications, data sheets and all other information and know how required by the Buyer in order for the Buyer or a third party on its behalf to manufacture and produce the Licensed Products, which shall be licensed by HPD to the Buyer pursuant to the IP License Agreement.

“Licensed Products” means the aerosol product marketed and sold by the Seller as at the Closing Date under the brand 1001 Carpet Fresh®.
“Losses” means any losses, damages, Liabilities, deficiencies, fines, fees, penalties, judgments, awards, assessments, costs or expenses, including interest, penalties, costs of preparation, investigation, defense and pursuit, and fees and expenses of attorneys, accountants, experts and other professional advisors and the costs and expenses incident to Proceedings, or the defense, pursuit or settlement thereof, in each case including any VAT but only to the extent that such VAT is not recoverable by the indemnified party (or any of its Affiliates).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition, assets or prospects of the Business, or (b) the ability of the Seller Parties to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (i) conditions generally affecting the industries in which the Business operates; (ii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any changes in applicable Laws or the enforcement, implementation or interpretation thereof; or (v) any natural or man-made disaster or acts of God, so long as, in the cases of clauses (i), (ii), (iii), (iv) and (v) the Business is not materially disproportionately affected by such conditions as compared with other businesses in the same industry.
“Net Invoiced Sales” means the actual amount paid to the Buyer, by any customer of a Seller Party in respect of any Incremental Revenue Share Products, as stated on the relevant customer invoice, but excluding:
(a)    any VAT and/or applicable sales tax (in each case to the extent (i) added to the sale price and set forth separately as such in the total amount invoiced and (ii) for which the Buyer is required to account to a Tax authority) in any territory; and
(b)    and any subsequent returns where the invoice is fully or partially credited, provided, that, for the avoidance of doubt, all Net Invoiced Sales accounted for in a currency other than Pounds Sterling will be converted to Pound Sterling at the average monthly spot rate for Net Invoiced Sales in that month, consistent with the Buyer’s ordinary course business practice.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, or consent of or by or settlement agreement with, any Governmental Authority.
“Organizational Documents” means (to the extent applicable) the articles or certificate of incorporation or organization, bylaws, limited liability company agreement, partnership agreement or other governing documents of an entity.

“Outstanding Claim” a Relevant Claim that has been notified by the Buyer to the Seller Parties or HPD (as applicable) in accordance with this Agreement, but which is not a Resolved Claim as at the date any sums are due to be paid by the Buyer to WD-40 Limited under Article 2 of this Agreement.
“Permits” means all permits, licenses, certifications, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities or issued by any certification organizations.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Information” means all data or information in any Seller Party’s possession, custody, or control that constitutes “personal data,” “personal information,” “personally identifiable information,” or similar term as defined by applicable Privacy Laws.
“Privacy Laws” means each applicable Law governing the Seller Parties’ protection, privacy, and security of Personal Information.
“Proceeding” means any claim (including any product liability claim), demand, cause of action, audit, investigation, inquiry, suit, action, notice of violation or legal, administrative, arbitrative or other proceeding.
“Purchased Intellectual Property Assets” means all Intellectual Property rights owned, used or held for use by the Seller, any Seller Party, exclusively in connection with the Business in the United Kingdom, including the following, and all and any Intellectual Property rights subsisting therein:
(a)    the Trade Marks;
(b)    the Domain Names and all content contained on, and the design and layout of, the websites operated by the Seller at the Domain Names;
(c)    any social media accounts used exclusively in connection with the Business;
(d)    the Formulations;
(e)    the design, branding, and look and feel of the packaging of the Seller Products to the extent exclusively used in the Business in the United Kingdom;
(f)    all product and marketing collateral used by the Seller Parties exclusively in connection with the promotion, sale and marketing of the Seller Products; and

all other Intellectual Property Registrations set out Section 4.10(a) of the Disclosure Schedules, but excluding the Licensed Intellectual Property.
“Relevant Claim” means any claim brought by the Buyer against the Seller Parties or HPD under this Agreement or any of the Transaction Documents.
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor), agents and other authorized representatives.
“Resolved Claim” a Relevant Claim that has either been:
(a)    agreed in writing between the Buyer and the Seller Parties or HPD (as applicable) as to both liability and quantum;
(b)    finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant Persons are debarred (by passage of time or otherwise) from making an appeal; or
(c)    unconditionally withdrawn by the Buyer in writing.
“Restricted Business” any business that is or (if not yet commenced) would be in direct competition with any part of the Business as it was carried on at the Closing Date.
“Restricted Customer” any Person who is at Closing, or who has been at any time during the period of 18 months immediately preceding the Closing Date, a client or customer of the Seller Parties (or any of their respective Affiliates) in respect of the Business.
“Retained Business” means any businesses, software, services, content or documentation of the Seller Parties or any of their respective Affiliates, in each case other than the Purchased Assets, including any products or services sold under the brands of the Seller Parties other than the Trade Marks.
“Seller Products” means all products marketed and sold under the Trade Marks designed, engineered, developed, produced, manufactured, assembled, packaged, labeled, marketed, distributed, licensed, sold or shipped by or on behalf of the Seller Parties prior to Closing.
“Seller Warranties” means the warranties given by the Seller Parties pursuant to Article 4.
“Supplier Orders” means all contracts or orders placed by or entered into on or before the Effective Time by or on behalf of the Seller Parties for the supply of Seller Products which are required in order to fulfil a Customer Order, which at the Effective Time remain to be performed in whole or in part, details of which are set out at Part 4 of Exhibit A.

“Taxes” means all federal, state, local, foreign and other income (including corporate income), gross receipts, value added, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, net worth, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever that are in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return (including any information return), declaration, report, claim for refund, information return, statement, schedule, notice, form or other document or information required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Trade Marks” means the registered trade marks and applications set out in Appendix 1 to this Agreement.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the IP Assignments, the IP License Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.
“Transferring Contracts” means the following contracts:
(a)    the agreement entered into by and between WD-40 Company and Brandbank Limited;
(b)    the agreement entered into on 25 July 2018, by and between Diversity Creative Marketing Solutions Ltd on behalf of WD-40 Company and Katie Isles;
(c)    the ORPL Membership Terms, last updated June 2024, between WD-40 Company and OPRL Ltd; and
(d)    the unwritten agreement between WD-40 Limited and WoolSafe Ltd. pursuant to which WD-40 Limited includes the WoolSafe accreditation printed on all packaging.
“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulation 2006.
“UK GAAP” means the United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards, comprising FRS 102).
“VAT” means any (i) value added tax imposed by the United Kingdom Value Added Tax Act 1994 and legislation and regulations supplemental thereto, and (ii) to the extent not included in the foregoing clause (i), Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112).

Other terms shall have the meanings given to them in the following Sections:

Defined Term	Section
Agreement	Preamble
Applicable Percentage	2.5(c)(iv)
Assumed Contracts	2.1(b)
Assumed Liabilities	2.3
Books, Records and Business Information	2.1(e)
Business	Recitals
Buyer	Preamble
Buyer Financial Statements	5.3
Buyer Indemnified Parties	7.2
Closing	3.1
Closing Cash Payment	2.5(b)
Closing Date	3.1
Contingent Inventory Consideration Statement	2.5(d)(ii)
Deductible	7.4(b)
Disputed Amounts	2.5(d)(iii)(C)
Earn Out Year	2.5(c)(iv)
Effective Time	3.1
Excluded Assets	2.2
Excluded Contracts	2.2(c)
Excluded Liabilities	2.4
Financial Information	4.4
General Cap	7.4(c)
HMRC	6.4(b)(ii)
Incremental Revenue Share	2.5(c)(iv)
Incremental Revenue Share Calculations	2.5(e)
Incremental Revenue Share Statement	2.5(e)
Indemnified Party	7.5(a)
Indemnifying Party	7.5(a)
Independent Accountant	2.5(d)(iii)(C)
Insurance Policies	4.19

Defined Term	Section
Inventory Consideration	2.5(a)
IP Assignments	3.2(a)(ii)
IRS Cap	2.5(c)(iv)
Latest Brand Income Statement	4.4
Material Contracts	4.7(a)
Material Customers	4.15(a)
Material Suppliers	4.15(b)
Parent	Preamble
Purchased Assets	2.1
Purchase Price	2.5(a)
Resolution Period	2.5(d)(iii)(B)
Review Period	2.5(d)(iii)(A)
Seller Indemnified Parties	7.3
Seller Parties	Preamble
Seller Party	Preamble
Statement of Objections	2.5(d)(iii)(B)
Third Party Claim	7.5(b)
Third Party Claim Notice	7.5(b)(i)
Transfer Taxes	6.4(a)
Transition Services Agreement	3.2(a)(iii)
WD-40 Limited	Preamble

ARTICLE 2
PURCHASE AND SALE
2.1    Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing, the Seller Parties shall sell with full title guarantee to the Buyer, and Buyer shall purchase from the Seller Parties, free and clear of all Encumbrances, all of the assets specifically set forth below (except as otherwise set forth in Section 2.1 and Section 4.10(b) of the disclosure Schedules) and all right, title and interest therein, other than the Excluded Assets, with a view to carrying on the Business as a going concern from the Effective Time (collectively, the “Purchased Assets”):

(a)    all of the inventory of the Seller Products (including all finished and unfinished product inventories, raw and packaging materials, parts, components, molds and tools, work-in-process and finished goods and products, in each case to the extent it is exclusively used or held for exclusive use in the Business) in the possession or under the control of, or held by a third party on behalf of, the Seller Parties;
(b)    subject to Article 2.7, the Contracts set forth on Section 2.1(b) of the Disclosure Schedules, the Transferring Contracts and the Customer Orders (collectively, the “Assumed Contracts”);
(c)    contact information of customers, suppliers, and vendors of the Business in the possession of any Seller Party;
(d)    the Purchased Intellectual Property Assets, including:
(i)    all rights to sue, bring, make, oppose or defend, any claims or actions, and obtain relief or recover and retain damages and costs and attorneys’ fees, for infringement, misappropriation or other violation (including passing off) of, the Purchased Intellectual Property Assets, whether occurring prior to, on or after the Closing Date;
(ii)    all statutory and common law rights attaching to the Trade Marks, together with any goodwill generated in relation to the Trade Marks;
(e)    copies of all books and records and other storage media, including books, records, ledgers, files, electronic files, documents and correspondence that are exclusively used in or held for use in the Business and all Business Information (collectively, the “Books, Records and Business Information”); provided that the Purchased Assets shall not (i) include such Books, Records and Business Information or other items or portions thereof that are subject to restrictions on transfer pursuant to applicable Privacy Laws or (ii) any Tax records (including any Tax Returns and any other Tax information or documentation);
(f)    all equipment that is exclusively used in or held for use in the Business and set forth on Section 2.1(f) of the Disclosure Schedules; and
(g)    all goodwill associated or generated in connection with any of the assets described in the foregoing clauses, including the benefit and advantage of the good name, reputation and connection of the Business, the exclusive right for the Buyer to carry on the Business from Closing and to represent itself as carrying on the Business in succession to the Seller Parties.
2.2    Excluded Assets. Notwithstanding Section 2.1, Buyer expressly understands and agrees that it is not purchasing or acquiring, and the Seller Parties are not selling or assigning, any other assets or properties of the Seller Parties, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include, without limitation the following assets, properties and rights of the Seller Parties:

(a)    all cash and cash equivalents, bank accounts and securities of the Seller Parties;
(b)    all accounts receivable by the Seller Parties up to and prior to the Closing Date;
(c)    all Contracts other than the Assumed Contracts (collectively, the “Excluded Contracts”);
(d)    the seals, Organizational Documents, minute books, stock record books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller Parties, and any other books and records that the Seller Parties are prohibited from disclosing or transferring to Buyer under applicable Law and are required by applicable Law to retain;
(e)    all insurance policies of the Seller Parties and all rights to applicable claims, proceeds, and refunds thereunder;
(f)    all Tax assets (including duty and Tax refunds and prepayments) of the Seller Parties;
(g)    all intercompany receivables or Debt owed to a Seller Party by any of its Affiliates;
(h)    the Licensed Intellectual Property, and all Intellectual Property owned or used by Parent or any of the other Seller Parties other than the Purchased Intellectual Property Assets;
(i)    the rights which accrue or will accrue to the Seller Parties under any of the Transaction Documents;
(j)    all assets, properties, claims and rights (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, regardless of whether reflected on the books of Parent) that are not related to the Purchased Assets;
(k)    any fixed assets, leases or premises;
(l)    all other assets not expressly included in the Purchased Assets; and
(m)    the assets, properties and rights specifically set forth on Schedule 2.2(k).
2.3    Assumed Liabilities. At Closing, subject to the terms and conditions set forth herein and as consideration for purchase of the Purchased Assets, Buyer shall assume and agrees to pay, perform and discharge when due only the following Liabilities of the Seller Parties (collectively, the “Assumed Liabilities”):

(a)    Liabilities of the Seller Parties arising after the Closing under the Assumed Contracts (to the extent such Contracts are properly and effectively assigned to Buyer), but not including any Liability arising out of the breach, nonperformance or defective performance by a Seller Party of any of the Assumed Contracts prior to the Closing;
(b)    all Liabilities relating to, arising out of, or resulting from Buyer’s or its Affiliates’ ownership of the Purchased Assets on and after the Closing Date; and
(c)    all Liabilities relating to, arising out of, or resulting from any product recall for any of the Purchased Assets for any product manufactured after the Closing Date.
2.4    Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Seller Parties or otherwise related to the operation of the Business prior to the Effective Time, which Liabilities shall be retained by the Seller Parties and shall hereafter be referred to, collectively, as the “Excluded Liabilities”. The parties acknowledge and agree that the Liabilities assumed by Buyer under this Agreement shall consist of only those Assumed Liabilities described in Section 2.3 and shall not include any other Liabilities of the Seller Parties which are not specifically enumerated in Section 2.3. The parties agree that the Excluded Liabilities shall be retained, performed, paid and discharged in accordance with the terms thereof by the Seller Parties. For the sake of clarity, and without limiting the generality of the foregoing, Excluded Liabilities include, without limitation, the following, regardless of when such Liabilities become known or discovered:
(a)    any accounts payable of the Seller Parties outstanding (including liabilities incurred but not yet invoiced to, or payable by, the Seller Parties) on or prior to the Closing Date;
(b)    any Liabilities relating to or arising out of the Excluded Assets;
(c)    any Liabilities of a Seller Party to any current or former member, equity holder or Affiliate of such Seller Party, including any dividend, distribution, profit bonus, compensation or commissions accrued or payable;
(d)    any Liabilities relating to Taxes attributable to or imposed upon a Seller Party or any of its Affiliates (or for which such Seller Party or any of its Affiliates may otherwise be liable) and all liabilities and obligations relating to Taxes attributable to or imposed on the Purchased Assets or the Business for any period (or portion thereof) ending on or prior to the Closing Date;
(e)    any claim which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by a Seller Party in respect of Seller Products pending as of the Closing Date or initiated after the Closing Date to the extent relating to Seller Products sold on or prior to the Closing Date;

(f)    any Liabilities relating to, arising out of, or resulting from any product recall for any Seller Products sold under the Trade Marks which were manufactured prior to the Closing Date;
(g)    any Liabilities under Excluded Contracts;
(h)    any Liabilities arising out of or relating to any Proceeding (i) pending as of the Closing Date (including any Proceeding listed or required to be listed in the Disclosure Schedules) or (ii) initiated after the Closing Date to the extent relating to Seller Products sold on or prior to the Closing Date;
(i)    any Liabilities of the Seller Parties arising under any Environmental Law or in connection with a Seller Party’s failure to comply with any applicable Law or Order prior to the Closing Date;
(j)    any Debt of the Seller Parties;
(k)    any Liabilities of the Seller Parties arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(l)    any Liabilities or obligations relating to employees or former employees; and
(m)    all other Liabilities arising out of or relating to the ownership or operation of the Business on or prior to the Closing Date that are not Assumed Liabilities.
2.5    Purchase Price; Payment.
(a)    Purchase Price. In consideration of the Seller Parties’ sale, transfer and assignment of the Purchased Assets, and the grant of the IP License Agreement to the Buyer, and the performance by the Seller Parties of all of the terms, covenants and provisions of this Agreement on its part to be kept and performed, Buyer shall assume all of the Assumed Liabilities on the Closing Date and pay to WD-40 Limited an aggregate purchase price of up to (i) £4,570,000, plus (ii) the Finished Goods Inventory Amount (the “Inventory Consideration”) (clauses (i) and (ii), as calculated, adjusted and paid pursuant to this Section 2.5, the “Purchase Price”).
(b)    Calculation and Closing Payments. At Closing, Buyer shall assume the Assumed Liabilities and shall pay to WD-40 Limited in cash by wire transfer an amount (the “Closing Cash Payment”) equal to £1,300,000.
(c)    Post-Closing Payments to WD-40 Limited. Buyer shall pay to WD-40 Limited in cash by wire transfer the following:

(i)    on the date that is 120 days after the Closing Date, the Inventory Consideration (other than the Inventory Consideration applicable to the Contingent Finished Goods Inventory);
(ii)    within 10 days after expiry of the 120 day period referred to in Section 2.5(c)(i) (or, if later, the date set out in accordance with Section 2.5(d)(iv) below), the Inventory Consideration for the Contingent Finished Goods Inventory, calculated in accordance with Section 2.5(d) below;
(iii)    on the date that is 12 months after the Closing Date, £350,000; and
(iv)    within 60 days following each of the first, second, third and fourth anniversaries of the Closing (each consecutive annual period from the Closing Date to such anniversary dates being an “Earn Out Year”), Buyer will pay to WD-40 Limited an amount in cash equal to the Applicable Percentage of any Net Invoiced Sales of Purchased Assets in excess of £4,000,000 in that Earn Out Year (the “Incremental Revenue Share”); provided, that the aggregate Incremental Revenue Share (for the avoidance of doubt, in the aggregate for all Earn Out Years) shall not exceed £2,920,000 (the “IRS Cap”). In the event that the IRS Cap is met at any time prior to the final Earn Out Year, Buyer shall pay WD-40 Limited the amount of Incremental Revenue Share up to the IRS Cap for the Earn Out Year in which the IRS Cap was met, and thereafter no payments of Incremental Revenue Share shall be payable in respect of any future Earn Out Years. For purposes of this Agreement, “Applicable Percentage” means 30% for the first Earn Out Year, 20% for the second Earn Out Year, 15% for the third Earn Out Year and 10% for the fourth Earn Out Year.
(d)    Inventory Consideration Calculations for Contingent Finished Goods Inventory.
(i)    The Inventory Consideration for the Contingent Finished Goods Inventory shall be an amount equal to the lower of (i) cost price as set out in Part 3 of Exhibit A for such of the Contingent Finished Goods Inventory or (ii) net realisable value as is sold by the Buyer in the ordinary course to customers of the Business within the period of 120 days after the Closing Date, and for any Contingent Finished Goods Inventory not so sold, the Inventory Consideration shall be zero.
(ii)    Within 10 days after the expiry of the 120 day period referred to in Section 2.5(d)(i), the Buyer shall prepare and deliver to the Seller Parties a statement (the “Contingent Inventory Consideration Statement”) setting forth calculations of the Inventory Consideration for Contingent Finished Goods Inventory (the “Contingent Inventory Consideration Calculations”).
(iii)    Examination and Review.
(A)    Examination. After receipt of the Contingent Inventory Consideration Statement, the Seller Parties shall have 10 days (the “Review Period”) to review the Contingent Inventory Consideration Statement.

(B)    Objection. On or prior to the last day of the Review Period, the Seller Parties may object to the Contingent Inventory Consideration Statement by delivering to Buyer a written statement setting forth the Seller Parties’ objections in reasonable detail, indicating each disputed item or amount and the basis for the Seller Parties’ disagreement therewith (the “Statement of Objections”). If the Seller Parties fail to deliver the Statement of Objections before the expiration of the Review Period, the Contingent Inventory Consideration Calculations reflected in the Contingent Inventory Consideration Statement shall be deemed to have been accepted by the Seller Parties. If the Seller Parties deliver the Statement of Objections before the expiration of the Review Period, Buyer and the Seller Parties shall negotiate in good faith to resolve such objections within 10 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Contingent Inventory Consideration Calculations with such changes as may have been previously agreed in writing by Buyer and the Seller Parties, shall be final and binding; provided, however, that any such negotiations shall not be discoverable by or communicated to the Independent Accountant.
(C)    Resolution of Disputes. If Buyer and the Seller Parties fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to the office of an impartial UK nationally recognized firm of independent certified public accountants (the “Independent Accountant”) appointed by mutual agreement of Buyer and the Seller Parties. Buyer and the Seller Parties shall keep each other copied on any correspondence with the Independent Accountant and shall not engage in telephone calls or other meetings with the Independent Accountant unless the other party is provided with reasonable advance notice of the call or meeting and an opportunity to participate. The Independent Accountant, acting as experts and not arbitrators, shall seek to resolve the Disputed Amounts only and make any adjustments to the Contingent Inventory Consideration Calculations. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Contingent Inventory Consideration Statement and the Statement of Objections, respectively. The Independent Accountant’s determination will be based solely on written submissions by Buyer and the Seller Parties provided to the Independent Accountant and limited to whether any of the Disputed Amounts were properly calculated in accordance with the terms of this Agreement (i.e., not on the basis of an independent review).
(D)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne by Buyer and the Seller Parties in the inverse proportion as they may prevail on matters resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time its determination is rendered on the merits of the matters submitted. For example, if the Seller Parties challenge the calculation of the Inventory Consideration for the Contingent Finished Goods Inventory by an amount of £100,000, but the Independent Accountant determines that the Seller Parties have a valid claim for only £40,000 (i.e., the Seller Parties prevail as to 40% of their claim), then Buyer shall bear 40% of the fees and expenses and the Seller Parties shall bear, jointly and severally, the other 60% of such fees and expenses.
(E)    Determination by Independent Accountant. The Independent Accountant shall be instructed to make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after its engagement, and such determination shall be conclusive and binding upon the parties hereto; provided, that the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either such party or less than the smallest value for such item claimed by either such party.
(iv)    Contingent Inventory Consideration Payment. No later than five Business Days after the determination of the final Contingent Inventory Consideration Calculations in accordance with Section 2.5(d)(iii), Buyer shall pay to WD-40 Limited the Inventory Consideration for the Contingent Finished Goods Inventory by wire transfer of immediately available funds to account(s) designated by WD-40 Limited. Any payments made pursuant to this Section 2.5 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
(e)    Incremental Revenue Share Calculations. Within 15 days after the last day of any Earn Out Year, Buyer shall prepare and deliver to the Seller Parties a statement (the “Incremental Revenue Share Statement”) setting forth calculations of the Incremental Revenue Share, calculated as of the last day of such Earn Out Year (the “Incremental Revenue Share Calculations”). The provisions of Section 2.5(d)(iii) shall apply with respect to Buyer’s review of the Incremental Revenue Share Statement, except that for purposes of this Section 2.5(e), “Review Period” means seven days and “Resolution Period” means five days. No later than five Business Days after the determination of the final Incremental Revenue Share Calculations for the applicable Earn Out Year in accordance with this Section 2.5(e), Buyer shall pay to WD-40 Limited the Incremental Revenue Share for the applicable Earn Out Year by wire transfer of immediately available funds to account(s) designated by WD-40 Limited.
2.6    Assumed Contracts. This agreement shall constitute an assignment to the Buyer of the benefit of all of the Assumed Contracts which are capable of assignment without the consent of any third party, in each case, with effect from the Effective Time.
2.7    Assignment of Assumed Contracts. Notwithstanding anything contained herein to the contrary, this Agreement shall not constitute an agreement to assign any of the Assumed Contracts if any actual or attempted assignment or transfer thereof without the consent of any party thereto other than the Seller Parties would constitute a breach thereof or otherwise not be permitted under applicable Law. Without limiting the rights of Buyer under this Agreement, from and after the Closing, Seller Parties shall use all reasonable endeavors for a period not longer than 12 months following the Closing, and Buyer shall cooperate in all reasonable respects with the Seller Parties, to obtain all consents and waivers and to resolve all impracticalities of assignments and transfers necessary to convey any Assumed Contracts to Buyer. If any such Assumed Contracts are not able to be assigned or transferred, the Seller Parties shall use commercially reasonable best efforts to provide or cause to be provided to Buyer, to the extent permitted by applicable Law, the benefits of any such Assumed Contracts and (a) the Seller Parties shall promptly pay or cause to be paid to Buyer all monies received by the Seller Parties with respect to any such Assumed Contracts and (b) provided that Buyer receives the benefit of any such Assumed Contracts, Buyer shall perform and discharge on behalf of the Seller Parties all of such Seller Parties’ liabilities, obligations or commitments, if any, thereunder relating to the period following the Effective Time, in accordance with the provisions thereof other than those arising by reason of a breach, nonperformance or defective performance by a Seller Party with respect to such Assumed Contracts. Notwithstanding anything to the contrary herein, the Seller Parties are not required to (i) pay any fee to a third party to obtain a consent or waiver, or (ii) relinquish any rights of Parent or any non-Seller Party Affiliate.

2.8    If any person making payment after the Effective Time of any sum pursuant to an Assumed Contract (the benefit of which payment is in accordance with the terms of this agreement to accrue to the Buyer) shall claim any right of set-off or counterclaim in respect of any act or thing done or omitted to be done by the Seller Parties or their Affiliates before the Effective Time, the Seller Parties shall immediately account to the Buyer, or as the Buyer may direct, for an amount equal to the difference between the payment which would have been received had no such right of set-off or counterclaim been exercised or claimed and the payment actually received.
2.9    Business Restrictions. The Seller Parties severally undertake to the Buyer (and each of its Affiliates) that they shall not (and shall procure that none of their respective Affiliates shall):
(a)    at any time during the period of two years commencing on the Closing Date in the United Kingdom:
(i)    carry on or be engaged, concerned or interested in, or in any way assist, a Restricted Business; or
(ii)    solely with respect to the Restricted Business, have any business dealings with a Restricted Customer in connection with the provision of products to such Restricted Customer in direct competition with the Business as it was carried on at the Closing Date.
(b)    use or apply to register, or license any third party to use in the United Kingdom or the EU:
(i)    the brand name ‘Carpet Fresh’, including any existing registrations thereof in the United Kingdom and the EU as at the Closing Date;
(ii)    any of the Trade Marks (alone or in combination with any other word) or any word or mark which would be confusingly similar to the Trade Marks.
2.10    The undertakings in Section 2.9 are intended to be for the benefit of, and shall be enforceable by, the Buyer and each of its Affiliates to whom any part of the Business and Purchased Assets are transferred and shall apply to actions carried out by the Seller Parties (or any of their respective Affiliates) and whether directly or indirectly, on its own behalf or on behalf of, or jointly with, any other person.
2.11    The parties hereto acknowledge that:
(a)    the Seller Parties have Confidential Information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Business and Purchased Assets. Accordingly, each of the covenants in Section 2.9 is considered fair and reasonable by the parties hereto; and

(b)    each undertaking in Section 2.9 is given for the purpose of assuring to the Buyer the value, benefit and goodwill of the Business, and in consideration of the Buyer’s agreement to acquire the Business (comprising the Purchased Assets) on the terms of this Agreement.
2.12    Right of Set-Off. If on any date payments are due from the Buyer to WD-40 Limited under this Article 2, a Due Amount or an Outstanding Claim (or any part of them) is unpaid the Buyer shall, with the prior written consent of WD-40 Limited (which shall not be unreasonably withheld, conditioned or delayed) be entitled to satisfy all (to the extent possible) or part of the Liability in respect of the Due Amount or the Outstanding Claim by way of set-off against the payments due under Article 2, and to treat its obligation to make such payments as being reduced pro tanto by the amount so set off.
ARTICLE 3
CLOSING
3.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof via the remote exchange of signature pages, or at such other time, date or place as the Seller Parties and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing shall be deemed effective for all purposes hereunder as of 12:01 a.m. (BST) on the Closing Date (the “Effective Time”).
3.2    Closing Deliverables.
(a)    At the Closing, the Seller Parties shall deliver to Buyer the following:
(i)    the inventory of the Seller Products as set out in Article 2.1(a);
(ii)    assignments of the Trade Marks and Domain Names, in form and substance satisfactory to Buyer, duly executed by the Seller Parties (the “IP Assignments”);
(iii)    a transition services agreement between Buyer and the Seller Parties, in form and substance mutually acceptable to the parties (the “Transition Services Agreement”), duly executed by Parent;
(iv)    IP License Agreement, in form and substance mutually acceptable to the parties, duly executed by HPD;
(v)    releases of all Encumbrances on the Purchased Assets, in form and substance satisfactory to Buyer;
(vi)    the Formulations in writing, containing such information and in such format as would be necessary in order to manufacture the Seller Products; and

(vii)    the Licensed Intellectual Property in writing, containing such information and in such format as would be necessary in order to manufacture the Licensed Products;
(b)    At Closing, Buyer shall deliver to the Seller Parties the following:
(i)    the Closing Cash Payment by wire transfer of immediately available funds to account(s) designated by WD-40 Limited; and
(ii)    the Transition Services Agreement, duly executed by Buyer.
(c)    At Closing, the Seller Parties shall deliver to Buyer evidence reasonably satisfactory to Buyer that the Seller Parties have obtained third party consents with respect to the Assumed Contracts set forth on Section 2.1(b) of the Disclosure Schedules.
3.3    Post-Closing Deliverables.
(a)    Promptly, but in any event with a period of no later than 10 days after the Closing Date, the Seller Parties shall deliver to Buyer the following:
(i)    all product and marketing collateral used by the Seller Parties in connection with the promotion, sale and marketing of the Seller Products; and
(ii)    the Books, Records and Business Information.
ARTICLE 4
WARRANTIES OF THE SELLER PARTIES
Except as Disclosed in the Data Room and/or set forth in the corresponding sections or subsections of the Disclosure Schedules, the Seller Parties hereby warrant to Buyer that the following statements are true and correct as of the date hereof:
4.1    Organization, Qualification and Capitalization. Each of the Seller Parties is duly formed, validly existing and in good standing (where such concept exists) under the Laws of its respective jurisdiction of organization or formation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Each of the Seller Parties is duly licensed or qualified to do business and is in good standing (where such concept exists) in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. WD-40 Limited is a direct or indirect wholly owned subsidiary of Parent.

4.2    Authority of the Seller Parties and HPD. Each Seller Party has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which such Seller Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller Party of this Agreement and any other Transaction Document to which such Seller Party is a party, the performance by each Seller Party of its obligations hereunder and thereunder and the consummation by each Seller Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, limited liability company or other action on the part of each Seller Party. This Agreement has been duly executed and delivered by each Seller Party, and (assuming due authorization, execution and delivery by Buyer), this Agreement constitutes a legal, valid and binding obligation of each Seller Party, enforceable against each Seller Party in accordance with its terms. When each Transaction Document to which each Seller Party is or will be a party has been duly executed and delivered by such Seller Party (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms. The Seller Parties shall procure that HPD has all necessary power and authority to enter into the IP License Agreement, to carry out its obligations thereunder, and the execution and delivery by HPD of the IP License Agreement and the performance by HPD of its obligations thereunder, have been duly authorized by all requisite corporate, limited liability company or other action on the part of HPD. When the IP License Agreement has been duly executed and delivered by HPD (assuming due authorization, execution and delivery by the Buyer), the IP License Agreement will constitute a legal and binding obligation on HPD, enforceable against HPD in accordance with its terms.
4.3    No Conflicts; Consents. The execution, delivery and performance by each Seller Party of this Agreement and the other Transaction Documents to which such Seller Party is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the passage of time: (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of any Seller Party; or (b) conflict with, result in a violation or breach of, constitute a default under, any Law, Order, Permit or Assumed Contract. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Party in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
4.4    Financial Information. The Seller Parties have delivered to Buyer true, correct and complete copies of the following financial information (collectively, the “Financial Information”): (i) an internally-prepared statement of income through Contribution Margin for the Seller Products for the fiscal years ended August 31, 2010 through August 31, 2024 and for the fiscal quarter ended June 30, 2025, being documents 1.1 and 4.1.3 of the Data Room (the “Latest Brand Income Statement”), and (ii) the sales data at documents 1.2 and 4.1.2 of the Data Room. The Financial Information is complete and correct and fairly presents in all material respects the financial condition of the Seller Parties as of the respective dates they were prepared and the results of the operations of the Seller Parties for the periods indicated, including but not limited to accurate and up to date details of sales data in respect of the Business. The Seller Parties have established and maintained books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions, dispositions of the assets and liabilities of the Seller Parties.
4.5    Inventory and Supplies. All inventory and supplies of the Seller Parties that represent Purchased Assets consist of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice without discount, rebate or allowance to a customer.

All such inventory and supplies are owned by the Seller Parties free and clear of all Encumbrances, and no inventory or supplies are held on a consignment basis. All such inventory and supplies of the Seller Parties that represent Purchased Assets have been manufactured and held in compliance with all Laws, regulations, standards and requirements applicable to such inventory, to the Knowledge of the Seller Parties, and have no material faults or defects. The quantities of each item of inventory and supplies are not excessive, but are reasonable in the present circumstances.
4.6    Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.6 of the Disclosure Schedules, since March 31, 2025, the Seller Parties have operated the Business only in the ordinary course of business consistent with past practices and there has not been, with respect to the Business, any:
(a)    event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect, or any other material damage, destruction or loss (whether or not covered by insurance);
(b)    incurrence of any Debt or any other Liability outside the ordinary course of business;
(c)    sale or other disposition of any of the Purchased Assets shown or reflected in the Latest Brand Income Statements, except for the sale of inventory or consumption of supplies in the ordinary course of business;
(d)    cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;
(e)    imposition of any Encumbrance upon any of the Purchased Assets;
(f)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(g)    purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of £100,000, except for purchases of inventory or supplies in the ordinary course of business;
(h)    entry into any Material Contract, termination of any Material Contract or modification in any material respect of any Material Contract;
(i)    change or modification to the Seller Parties’ accounting methods or practices;

(j)    material change in the general composition of the assets or Liabilities of the Seller Parties, including, without limitation, any acceleration in the collection of accounts receivable or delay in the payment of any accounts payable outside of the ordinary course of business;
(k)    cancelation, compromise, waiver, settlement or release of any Proceeding; or
(l)    agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
4.7    Material Contracts.
(a)    Section 4.7 of the Disclosure Schedules provides a full and complete list of each of the following Contracts that relate to the Business, the Purchased Assets or the Assumed Liabilities to which a Seller Party is a party (collectively, the “Material Contracts”):
(i)    Contracts with any third-party manufacturer;
(ii)    Contracts with any Material Supplier;
(iii)    Contracts (other than Assumed Contracts) pursuant to which any Seller Party is currently licensed to use any Intellectual Property owned by a third party that is material to the Business;
(iv)    Contracts (other than Assumed Contracts) pursuant to which any third party is currently licensed by a Seller Party to use any material Purchased Intellectual Property Assets;
(v)    any settlement or similar Contract relating to the resolution of any Proceeding relating to the Business pursuant to which a Seller Party is a party and has obligations outstanding;
(vi)    all Customer Orders; and
(vii)    all Supplier Orders.
(b)    There are no other contracts, other than Material Contracts, which are material to the Business.
(c)    The Material Contracts are legally valid and binding and in full force and effect with respect to the applicable Seller Party and, to the Seller Parties’ Knowledge, with respect to the other parties thereto and would not, if performed in accordance with their respective terms, violate any Law, Order, Permit or Contract.

(d)    Neither a Seller Party nor, to the Seller Parties’ Knowledge, any Person party to any of the Material Contracts, is in default or breach of any Material Contract. No Seller Party has received any notice of (i) any claimed breach of any Material Contract or (ii) any termination of any Material Contract from the counterparty to such Material Contract as a result of the acquisition of the Business by the Buyer. No event has occurred which, after the passage of time or the giving of notice or both, would constitute a breach by a Seller Party, or to the Knowledge of the Seller Parties, any counterparty or other Person to any Material Contract.
(e)     To the Seller Parties’ Knowledge, no event has occurred which, after the passage of time or the giving of notice or both, would constitute a breach by any party or other Person to any Material Contract.
(f)    Subject to the Seller Parties obtaining the consents of the other parties to the Assumed Contracts, none of the rights of a Seller Party under any Assumed Contract will be impaired in any respect by the consummation of the transactions contemplated by this Agreement and the assignment to Buyer, and the Assumed Contracts will be enforceable by Buyer in accordance with their respective terms from and after the Closing.
(g)    The Seller Parties have delivered to Buyer correct and complete copies of all Material Contracts and written summaries of all oral Material Contracts.
(h)    There are no contracts, agreements, arrangements, undertakings or commitments (whether oral or documented) in relation to the Business or Purchased Assets, including the Material Contracts, that:
(i)    are entered into outside of the ordinary course of business or are not fully on an arm’s length basis;
(ii)    restrict the freedom of the Seller Parties to carry on the Business or use any of the Purchased Intellectual Property Assets.
(i)    The Seller Parties have not, in connection with the Business, manufactured or sold any products which at the time they were manufactured, sold or supplied, to the Knowledge of such Seller Party, did not comply with (i) any warranties or representations expressly made by the Seller Party or Parties or (ii) any applicable Laws or regulations.

(j)    The Seller Parties do not underwrite raw materials stock under any of the Material Contracts with third party manufacturers.
(k)    To the Knowledge of the Seller Parties, there are no Assumed Liabilities to be assumed by the Buyer from the Effective Time.

4.8    Title to Purchased Assets. The Seller Parties have good, valid and marketable title to, all of the Purchased Assets, free and clear of Encumbrances.
4.9    Condition of Assets. The Purchased Assets are (a) in good condition and repair, except for ordinary wear and tear, (b) in working order, including functioning in accordance in all material respects with their specified utilization and capacity, (c) generally fit, suitable and adequate in all material respects in quality and quantity for the purposes for which they are currently used, and (d) have been maintained in accordance with good business practice.
4.10    Intellectual Property.
(a)    Section 4.10(a) of the Disclosure Schedules contains a true and complete list of Intellectual Property Registrations.
(b)    The Seller is the sole and exclusive legal and beneficial owner of all rights, title and interest in and to the Purchased Intellectual Property Assets set forth on Section 4.10(a) of the Disclosure Schedules, free and clear of any Encumbrances. No other Intellectual Property Rights, other than the Licensed Intellectual Property, are required in order to carry on the Business in the materially same manner in which it was operated as at the Closing Date.
(c)     Each Seller Party has written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Purchased Intellectual Property Assets set forth on Section 4.10(a) of the Disclosure Schedules whereby such employee or independent contractor: (i) acknowledges the applicable Seller Party’s exclusive ownership of such Purchased Intellectual Property Assets within the scope of his or her employment or engagement with such Seller Party; and (ii) grants to such Seller Party an assignment of any ownership interest such employee or independent contractor may have in or to such Purchased Intellectual Property Assets.
(d)    No third party, including any Governmental Authority or any current or former manager, director, officer, employee, consultant or contractor of the Seller Parties, owns or claims to own any interest in or to any Purchased Intellectual Property Assets or Licensed Intellectual Property set forth on Section 4.10(a) of the Disclosure Schedules.
(e)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in: (i) any loss or impairment of or require payment of any amounts with respect to, nor require the consent of any other Person in respect of, a Seller Party’s ownership of or right to use any of the material Intellectual Property used by any Seller Party in the operation of the Business or (ii) give any third Person any rights (including any right of termination) with respect to any such Intellectual Property.

(f)    To the knowledge of the Seller Parties, all of the Intellectual Property Registrations set forth on Section 4.10(a) of the Disclosure Schedules (other than applications) are valid, subsisting and enforceable, and all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken.
(g)    The Seller Parties have not assigned or granted any license currently in effect to any third party in respect of any of the Purchased Intellectual Property Assets.
(h)    Each Seller Party has taken commercially reasonable measures to preserve the confidentiality of all know how and trade secrets included in the Purchased Intellectual Property Assets and Licensed Intellectual Property, including by requiring all third parties provided with access thereto by a Seller Party to execute written non-disclosure agreements.
(i)    The use of the Purchased Intellectual Property Assets and Licensed Intellectual Property do not infringe any Intellectual Property rights of a third party. Neither the Seller Parties nor their conduct of the Business nor the use of the Purchased Intellectual Property Assets or Licensed Intellectual Property has infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties; and no Seller Party has ever received any written charge, complaint, claim, demand, invitation to license or notice alleging any such infringement, misappropriation or violation.
(j)    There are no current oppositions, claims, challenges, disputes or proceedings, pending, threatened or ongoing, in relation to the ownership, validity or use of any of the Purchased Intellectual Property Assets or Licensed Intellectual Property.
(k)    To the Seller Parties’ Knowledge, no third party is infringing, misappropriating, or otherwise violating any of the Purchased Intellectual Property Assets or Licensed Intellectual Property.
(l)    The Formulations as provided under Section 3.2 of this Agreement shall contain all of the information and know how required in order to manufacture and produce the Seller Products, other than the Licensed Products.
(m)    HPD is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Licensed Intellectual Property, and HPD has all necessary rights to grant the license to the Licensed Intellectual Property to the Buyer under and in accordance with the IP License Agreement. There are no registered Intellectual Property rights in respect of any of the Licensed Intellectual Property. Neither the Seller Parties, nor HPD or any other Affiliate of the foregoing, have granted any license, except for any license granted pursuant to agreements with third party manufacturers in the ordinary course of business, to any third party, or permitted any third party to use, any of the Licensed Intellectual Property in the United Kingdom.
(n)    The Licensed Intellectual Property as provided under Section 3.2 of this Agreement shall contain all of the information and know how required in order to manufacture and produce the Licensed Products.

4.11    Legal Proceedings; Orders.
(a)    There are no Proceedings pending against or threatened by any Seller Party or, threatened in writing against any Seller Party relating to or affecting the Purchased Assets or the Assumed Liabilities.
(b)    There are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting the Purchased Assets or the Assumed Liabilities.
4.12    Compliance Matters; Permits.
(a)    The Seller Parties are, and have been for the three years prior to the date of this Agreement, in compliance in all material respects with all Laws and Orders, including Privacy Laws, applicable to the conduct of the Business or the ownership and use of the Purchased Assets. No Seller Party has received any notice from any Governmental Authority or other Person with respect to the operation of the Business or the ownership or use of the Purchased Assets claiming any violation or alleged violation of any Law or Order with which the applicable Seller Party has not yet remedied or complied with. No Seller Party has any Liability for past or continuing violations of any applicable Law or Order. To the Seller Parties’ Knowledge, there are no facts or circumstances that currently exist that could reasonably be expected to result in a violation by such Seller Party of any Law or Order. All reports and returns required to be filed by any Seller Party with any Governmental Authority have been filed and were accurate and complete in all material respects when filed.
(b)    All Permits required for the Seller Parties to conduct the Business as currently conducted or for the Seller Parties’ ownership and use of the Purchased Assets, and all exemptions from requirements to obtain or apply for any Permits, have been obtained by the Seller Parties and are valid and in full force and effect, and each Seller Party is in compliance in all material respects with the Permits applicable to such Seller Party. All such Permits (including the jurisdiction of issuance and the holder of such Permit) are set forth on Section 4.12(b) of the Disclosure Schedules. No Proceeding is pending or, to the Seller Parties’ Knowledge, threatened regarding the revocation or limitation of any such Permit and, to the Seller Parties’ Knowledge, there is no reasonable basis or grounds for any such revocation or limitation. To the Seller Parties’ Knowledge, there are no facts or circumstances that currently exist that could reasonably be expected to result in loss or revocation of any such Permit.
4.13    Environmental Matters. The Seller Parties are currently and have been at all times prior to the date of this Agreement in material compliance with all Environmental Laws. In the past five years, no Seller Party has received any notice, claim or request for information relating to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. There has been no release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets. No Seller Party has any knowledge of any condition, event or circumstance concerning the release or regulation of Hazardous Materials that might prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

4.14    Taxes
.
(a)    The Seller Parties have filed all income and other material Tax Returns with respect to the Business required to be filed by the Seller Parties and have paid all Taxes due and owing by them (regardless of whether such Taxes are or will be reflected in any Tax Return filed or to be filed) with respect to the Business or the Purchased Assets. Each such Tax Return (including any amendment thereto) is true, correct and complete in all material respects and was prepared in compliance with applicable Law. No Seller Party is currently the beneficiary of any extension of time within which to file any material Tax Return with respect to the Business or the Purchased Assets other than extensions of time to file Tax Returns obtained in the ordinary course of business and there are no agreements or waivers extending the statutory period of limitation applicable to any Taxes of such Seller Party with respect to the Business or the Purchased Assets for any period.
(b)    Each Seller Party has withheld and paid to the proper taxing authorities all Taxes required to have been withheld and paid with respect to the Business or the Purchased Assets, including, without limitation, in connection with any amounts paid or owing to any applicable employee, independent contractor, creditor, shareholder or other third party, and has complied with all information reporting and backup withholding provisions of applicable Law with respect to the Business or the Purchased Assets. There are no Encumbrances for Taxes upon any of the Purchased Assets.
(c)    There are no outstanding, pending or, to the Seller Parties’ Knowledge, threatened Tax claims, deficiencies, assessments or adjustments with respect to the Business or the Purchased Assets.
4.15    Material Customers and Suppliers.
(a)    Section 4.15(a) of the Disclosure Schedules sets forth the 10 largest customers of the Business (based on dollar amounts of products or services purchased directly, or indirectly through a distributor, sales representative or other agent) for each of the fiscal year ended August 31, 2024 and for the period since that date to July 31, 2025 (the “Material Customers”). No Seller Party has received any notice, or has any reason to believe that any Material Customer has ceased, or intends to cease, to purchase goods or services from such Seller Party or to otherwise terminate or materially reduce its relationship with such Seller Party.
(b)    Section 4.15(b) of the Disclosure Schedules sets forth each third-party manufacturer engaged by any Seller Party in the Business (based on dollar amounts of products or services purchased from such Persons) for each of the fiscal years ended August 31, 2024 and August 31, 2023, and for the avoidance of doubt, which includes Barony Universal Products Plc and Neatcrown Crown Limited (the “Material Suppliers”). No Seller Party has received any notice, or has any reason to believe, that any Material Supplier has ceased, or intends to cease, to supply goods or services to such Seller Party or to otherwise terminate or materially reduce its relationship with such Seller Party and no Material Supplier has a contractual right to terminate or materially reduce its trading relationship with the Seller Party as a result of the acquisition of the Business by the Buyer.
(c)    Section 4.15(c) the information set out in document 4.2.1.1 of the Data Room (titled 1001 Rebate Agreements’) is, as at the Closing Date, complete, accurate and correct in all material respects, and, to the Knowledge of the Seller Parties, as at the Closing Date there are no customer rebates, listing fees or other incentives given to or in place with customers of the Business that apply, directly or indirectly, to the Seller Products, not set out in that document.
4.16    TUPE. There are no employees whose employment would or is likely to transfer to the Buyer under TUPE in connection with the transactions contemplated by this Agreement.
4.17    Seller Products. All Seller Products, and all marketing materials used by the Business in connection with the sale and promotion of the Seller Products, have complied with, and are currently in compliance with, all Laws, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
With respect to Seller Products, the Business will not have any future Liability for material refunds or material warranty claims, in the aggregate, in an amount that exceeds the reserves therefor reflected in the Latest Brand Income Statements.
4.18    Certain Transactions. Neither (a) the Seller Parties or any Affiliate of the Seller Parties, (b) any member, officer, director, manager or employee of the Seller Parties, nor (c) to Seller Parties’ Knowledge, any family member of any such Person: (i) has any ownership or interest in any of the assets or rights used by the Business, (ii) participates in, engages in or owns any business that has an ongoing business relationship with the Business, or competes with or is engaged in the Business, (iii) is a party to any Contract, commitment or other arrangement with any Seller Party or the Business, or (iv) owes any amount to, or is owed any amount by, any Seller Party (other than employment compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business).
4.19    Insurance. Section 4.19 of the Disclosure Schedules sets forth a complete and accurate list and description of all policies of insurance presently in effect with respect to the Purchased Assets (the “Insurance Policies”). The Seller Parties have not been refused any insurance with respect to any material aspect of the operations of the Business nor have its coverages been materially limited by any insurance carrier to which it has applied for insurance. The Insurance Policies are sufficient for compliance in all material respects with all requirements of Law and all Material Contracts. The Disclosure Schedules contain complete and accurate details of all insurance claims made by the Seller Parties in relation to the Business during the period of 24 months ending on the date of this Agreement.
4.20    Illegal Payments. To the Seller Parties’ Knowledge, neither the Seller Parties, nor any director, officer, agent, representative or employee of any Seller Party, nor any other Person acting at the direction of any Seller Party or on behalf of any Seller Party, has directly or indirectly, in connection with the Business made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services: (a) to obtain favorable treatment in securing business; (b) to pay for favorable treatment for business secured; (c) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller Party; (d) to influence any official act or decision of any official, political party or candidate for political office (whether domestic or foreign); or (e) to induce any such official, party or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority.
4.21    Brokers. Other than D.A. Davidson & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Seller Parties.
4.22    Solvency. No Seller Party or HPD is subject to any proceedings under the IA 1986 or the United States Bankruptcy Code or any federal or state insolvency, liquidation, assignment for the benefit of creditors, reorganization, receivership, or other similar proceeding. Immediately after giving effect to the transactions contemplated hereby, the Seller Parties shall be solvent and shall: (a) be able to pay their debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. In connection with the transactions contemplated hereby the Seller Parties and HPD have not incurred nor do they plan to incur, debts beyond their ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Seller Parties or HPD.
4.23    Disclosure; Acknowledgment. Except for the warranties contained in this Article 4 and in any other Transaction Document to which any Seller Party is a party, neither the Seller Parties nor any other Person has made or makes any other express or implied warranty, either written or oral, on behalf of the Seller Parties regarding the transactions contemplated hereby. The Seller Parties acknowledge that except for the warranties contained in Article 5 and in any other Transaction Document to which the Buyer is a party, neither the Buyer nor any other Person has made or makes any other express or implied warranty, either written or oral, on behalf of the Buyer or any of its Affiliates, regarding the transactions contemplated hereby.
4.24 Accuracy of information. To the Seller Parties’ Knowledge the written replies to enquiries set out at document Section 4 Post-LOI DD of the Data Room were, when given, and as of the date of this Agreement are now true, accurate, complete and not misleading.
ARTICLE 5
WARRANTIES OF BUYER
Buyer hereby warrants to the Seller Parties that the following statements are true and correct as of the date hereof (which representations and warranties shall survive the Closing as provided in Section 7.1):
5.1    Organization and Authority of Buyer. Buyer is duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it.

5.2    Authority of Buyer. Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer, and no other or further action or proceeding on the part of Buyer or its equity holders is necessary to authorize the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions to be consummated by it. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Seller Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.
5.3    Financial Statements. Buyer has delivered to the Seller Parties true, correct and complete copies of the audited consolidated balance sheet of Buyer for each of the fiscal year ended March 31, 2024, and the related audited statements of operations and cash flows for the fiscal years then ended (the “Buyer Financial Statements”). The Buyer Financial Statements have been prepared in accordance with UK GAAP consistently applied. The Buyer Financial Statements are accurate and complete in all material respects and fairly present, in all material respects, the financial position of Buyer as of the date thereof and for the period referenced therein.
5.4    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the passage of time: (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of Buyer; or (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, or result in the acceleration or loss of any rights under, any Law, Order, Permit or Contract to which Buyer is a party or by which any of its assets is bound. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Person (including any Governmental Authority) is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
5.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
5.6    Available Funds. Buyer has cash resources in immediately available funds and in an amount sufficient to consummate the transactions and satisfy all of Buyer’s obligations under this Agreement and the other Transaction Documents and pay the amounts set forth in this Agreement and the other Transaction Documents on the terms contemplated hereby and thereby. Buyer’s obligations under this Agreement and the other Transaction Documents, including its obligation to consummate the transactions contemplated hereby and thereby, are not subject to a condition regarding Buyer’s obtaining of funds to consummate the transactions.
5.7    Litigation. There are no Proceedings pending, or to the knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates that, other than any such Proceeding that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Buyer nor any of its Affiliates is party or subject to or in default under any unsatisfied judgment, other than such judgments or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.8    Solvency. Buyer is not subject to any proceeding under the IA 1986 involving insolvency, liquidation, assignment for the benefit of creditors, reorganization, receivership, or other similar proceeding. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. In connection with the transactions contemplated hereby, Buyer has not incurred and does not plan to incur, debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer.
5.9    Non-Reliance. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the Seller Parties’ representations and warranties expressly set forth in Article 4 and on the Seller Parties’ covenants and agreements in this Agreement, and without limiting the foregoing, Buyer has not relied on any other representation or warranty (except for the Seller Parties’ representations and warranties expressly made in Article 4) and except as set forth in this Agreement, neither the Seller Parties nor any other Person (including any Representative of the Seller Parties) shall have or be subject to any liability to Buyer, or any other Person, resulting from Buyer’s use of any information, documents or materials made available to Buyer in any electronic or on-line hosted websites, management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby.  Except as otherwise specifically provided herein, and on the terms and subject to the conditions and other provisions set forth in Article 4, Article 5 and Article 6 herein, Buyer acknowledges that it is acquiring the Purchased Assets without any representation or warranty as to merchantability or fitness for any particular purpose of such assets, in an “as is” condition and on a “where is” basis. Buyer acknowledges that, except for the representations and warranties contained in Article 4, Buyer has not relied on any other express or implied representation or warranty or other statement made by or on behalf of the Seller Parties or their Affiliates, including with respect to any pro-forma financial information, financial projections or other forward-looking statements of the Seller Parties or regarding the Purchased Assets, and Buyer will make no claim with respect thereto.
ARTICLE 6
COVENANTS
6.1    Books and Records. From the date of this Agreement and for a period of three years after the Closing, the Seller Parties shall: (a) retain the books and records (including personnel files) that relate to the Business and its operations for periods prior to the Closing (other than the Books, Records and Business Information that are included among the Purchased Assets); and (b) upon reasonable notice, afford Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies or electronic copies), during normal business hours, to such books and records.
6.2    Litigation Assistance. For a period of three years after the Closing, from time to time upon Buyer’s written request, the Seller Parties shall reasonably cooperate with and assist Buyer (to the extent not subject to Buyer’s indemnity rights hereunder, at Buyer’s expense) in defending any Proceeding relating to the ownership of the Purchased Assets by making available to the Buyer during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records to the extent relating to the Purchased Assets held by it or its Affiliates and reasonably necessary to permit the defense or investigation of any such Proceeding, examination or audit (other than any Proceeding between Buyer and a Seller Party or their respective Affiliates arising out of the transactions contemplated by this Agreement or by the Transaction Documents, with respect to which applicable rules of disclosure shall apply). Except to the extent Buyer has indemnity rights under any provision of Article 7, Buyer shall reimburse Parent or the other Seller Parties, as applicable, for reasonable out-of-pocket expenses actually incurred by Parent or the other Seller Parties in connection with providing the cooperation and assistance requested under this Section 6.2.
6.3    Public Announcements. No party shall make any announcement relating to this Agreement or its subject matter without the prior written approval of Parent (in the case of Buyer) or Buyer (in the case of the Seller Parties) except as required by Law, by any legal or regulatory authority of competent jurisdiction or any listing agreement with or the rules of a securities exchange or trading market, provided that where any announcement is made in reliance on such exception, the announcing party will (unless it is prohibited by Law) use commercially reasonable efforts to consult with Parent (in the case of Buyer) or Buyer (in the case of Parent and the Seller Parties) in advance in relation to such announcement. The Buyer may at any time after Closing announce its acquisition of the Business and the Purchased Assets to any clients, customers or suppliers of the Business or any of the Buyer’s Affiliates.
6.4    Tax Matters.
(a)    Transfer Taxes; Bulk Sales Laws. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax but excluding any VAT) (“Transfer Taxes”) shall be borne by the Seller Parties when due.
(b)    VAT.
(i)    Subject to as otherwise stated in this Agreement, all payments and other consideration under this Agreement and the other Transaction Documents are stated exclusive of any VAT. If any VAT is chargeable in respect of any supply made by any Seller Party to the Buyer pursuant to this Agreement and such Seller Party, or any Affiliate of it, is required to account for such VAT to a Tax authority, the Buyer shall pay to the relevant Seller Party an amount equal to such VAT in addition to the payment or other consideration in respect of that supply. Such VAT shall be payable at the same time as such payment or other consideration is due or otherwise required to be provided and the relevant Seller Party, where applicable, shall provide the Buyer, with a valid VAT invoice.

(ii)    The Buyer and the Seller Parties agree, in mutual reliance on the warranties and undertakings set out herein, to use their commercially reasonable efforts to procure that HM Revenue and Customs of the United Kingdom (“HMRC”) will treat the sale and purchase of the Business and the Purchased Assets as a transfer of a business as a going concern pursuant to section 49(1) of the United Kingdom Value Added Tax Act 1994 and article 5 of the United Kingdom Value Added Tax (Special Provisions) Order 1995, SI 1995/1268 (as amended), provided that nothing in this Section 6.4 shall require any Seller Party to make an appeal to any court or tribunal against a determination of HMRC that the sale and purchase should not be so treated.
(iii)    The Buyer warrants and undertakes to the Seller Parties:
(A)    that it shall, at the Closing, be duly registered for the purposes of VAT, or a member of a group of companies for VAT purposes of which the representative member shall be duly registered for VAT, or become liable to be registered for VAT as a result of the sale and purchase of the Business and Purchased Assets hereunder;
(B)    that it shall on and immediately after the Closing, and for a period of not less than three months thereafter, use the Business and Purchased Assets to carry on the same kind of business as that carried on by the Seller Parties with that Business and those Purchased Assets before the Closing; and
(C)    that it is not entering into this Agreement as nominee or in any other representative capacity for any other person.
(iv)    WD-40 Limited warrants and undertakes to the Buyer that:
(A)    it is duly registered for VAT purposes or is a member of a group of companies for VAT purposes of which the representative member is duly registered for VAT; and
(B)    it is using the Purchased Assets for the purposes of the Business and will continue to do so until the Closing.
(v)    If HMRC shall determine that the sale and purchase of the Business and Purchased Assets should not be treated in whole or in part as a transfer of a business as a going concern pursuant to section 49(1) of the United Kingdom Value Added Tax Act 1994 and article 5 of the United Kingdom Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268):
(A)    the recipient shall notify (and provide a copy to) the other party hereto within seven days of receiving such determination from HMRC (such notification to include a copy of the relevant correspondence from HMRC); and

(B)    the Buyer shall pay, subject to the receipt of a valid VAT invoice, to the relevant Seller Party an amount equal to the VAT for which such Seller Party is required to account to HMRC on the sale of the Business and Purchased Assets, which, for the avoidance of doubt, does include any interest and penalties to the extent only that they relate to any breach by the Buyer of its obligations under this Article 6.4(b).
(vi)    The Buyer shall indemnify the Seller Parties for any interest, penalty or surcharge for late payment of VAT arising out of a breach by the Buyer of any of their warranties and undertakings in this Section 6.4, together with any costs incurred by the Seller Parties in connection with such interest, penalty or surcharge.
(c)    Cooperation. The Seller Parties and Buyer shall use commercially reasonable efforts to (i) provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such Tax Return, audit, examination or proceeding, and (iii) provide the other with any final determination of any such audit or examination proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially), in each case, relating to the Purchased Assets or the Business.
6.5    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, use all commercially reasonable endeavors to obtain, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
6.6    Confidentiality. Following the Closing Date, each party will, and will cause its Affiliates and its and their respective Representatives to, treat and hold as such all of the Confidential Information which is in the possession of such party. In the event that a party is requested or required in connection with any Proceeding to disclose any Confidential Information, such party will (to the extent legally permitted) notify the other party in writing promptly of the request or requirement so that such other party may seek an appropriate protective order or waive compliance with the provisions of this Section 6.6. If, in the absence of a protective order or the receipt of a waiver hereunder, such party, on the advice of counsel, is legally required to disclose any Confidential Information to any Governmental Authority, such party may disclose only that portion of the Confidential Information which such party is advised by counsel is legally required to be disclosed to the Governmental Authority; provided, however, that such party shall use its commercially reasonable efforts to obtain, at the reasonable request of the other party (and at the other party’s sole cost and expense), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other party shall designate.
6.7    Delivery of Certain Payments. From and after the Closing, if at any time (a) a Seller Party or any of its Affiliates receives or collects any funds relating to any Assumed Contract or Purchased Asset, or otherwise holds any Purchased Assets or Assumed Liabilities, or (b) Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Assets, or otherwise holds any Excluded Assets or Excluded

Liabilities, then such Seller Party or Buyer, as the case may be, shall remit (or cause to be remitted) such funds, or transfer (or cause to be transferred) such assets or liabilities to Buyer or the applicable Seller Party, as the case may be, in each case excluding any VAT for which the Buyer or the applicable Seller Party is required to account in respect of such funds, within 20 Business Days after receipt thereof.
ARTICLE 7
INDEMNIFICATION AND LIMITATION OF LIABILITY
7.1    Survival. Subject to the limitations and other provisions of this Agreement, the warranties contained herein, and the right to assert claims hereunder in respect of any inaccuracy therein or breach thereof, shall survive the Closing as follows: (a) the Fundamental Warranties shall survive until the 60th day after the expiration of the applicable statute of limitations (including any periods of waiver or extension thereof), and (b) all other representations and warranties in this Agreement shall survive for a period of 18 months after the Closing. All covenants and agreements of the parties contained herein, and the right to assert claims hereunder in respect of any breach thereof, shall survive the Closing until fully performed if no term is specified, or for the period explicitly specified therein. If, at any time prior to the end of the applicable survival period, any claim for indemnification is asserted pursuant to this Article 7, such claim shall survive until finally resolved. Nothing in this Section 7.1 shall limit any Person’s right to seek and obtain any remedy at any time on account of any party’s fraud.
7.2    Indemnification by the Seller Parties. Subject to the other terms and conditions of this Article 7, from and after the Closing, the Seller Parties shall jointly and severally indemnify and defend Buyer, its Affiliates, and each of the foregoing Persons’ respective stockholders, directors, officers, members, managers, employees, agents, successors and permitted assigns (Buyer and such Persons, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, and shall compensate and reimburse the Buyer Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party directly or indirectly based upon, arising out of, with respect to or by reason of:
(a)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller Party pursuant to this Agreement or any of the other Transaction Documents; or
(b)    any Excluded Asset or any Excluded Liability.
7.3    Indemnification by Buyer. Subject to the other terms and conditions of this Article 7, from and after the Closing, Buyer shall indemnify and defend the Seller Parties and their Affiliates, and each of the foregoing Persons’ respective shareholders, directors, officers, members, managers, employees, agents, successors and permitted assigns (the Seller Parties and such Persons, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, and shall compensate and reimburse the Seller Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Party directly or indirectly based upon, arising out of, with respect to or by reason of:

(a)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any of the other Transaction Documents; or
(b)    any Assumed Liability.
7.4    Certain Limitations. Except with respect to Losses arising as a result of fraud or willful concealment (for which the limitations set forth in this Section 7.4 shall not apply), the indemnification provided for in Section 7.2 and liability with respect to any Buyer Warranty Claim shall be subject to the following limitations:
(a)    The Seller Parties shall not be liable in respect of any Buyer Warranty Claim (other than a breach of the Fundamental Warranties) to the extent that the matter giving rise to the Buyer Warranty Claim is Disclosed in the Data Room or the Disclosure Schedules.
(b)    The Seller Parties shall not be liable to the Buyer Indemnified Parties for indemnification in respect of any Buyer Warranty Claim until the aggregate amount of all Losses in respect of indemnification in respect of any Buyer Warranty Claim (together with any connected Buyer Warranty Claim) exceeds £40,000 (the “Deductible”), in which event the Seller Parties shall be liable for the whole amount of the Losses and not just the amount in excess of the Deductible; provided, however, that the Deductible shall not apply to claims for breaches of the Fundamental Warranties or, for the avoidance of doubt, claims under Section 7.2(a) and Section 7.2(b). For the purposes of this Section 7.4(b), a Buyer Warranty Claim is connected with another Buyer Warranty Claim if it arises from the same facts, events or circumstances.
(c)    The aggregate amount of all Losses for which the Seller Parties shall be liable in respect of any Buyer Warranty Claim shall not exceed 70% of the Purchase Price actually paid (the “General Cap”); provided, however, that the General Cap shall not apply to claims for breaches of the Fundamental Warranties or, for the avoidance of doubt, claims under Section 7.2(a) and Section 7.2(b).
(d)    The aggregate amount of all Losses for which the Seller Parties shall be liable in respect of any Buyer Warranty Claim including with respect to any claims for breaches of the Fundamental Warranties, or claims under Section 7.2(a) (but for the avoidance of doubt excluding any claims pursuant to Section 7.2(b)) shall not exceed the Purchase Price.
(e)    Payments by the Seller Parties in respect of any Buyer Warranty Claim shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds or other payments actually received by the Buyer Indemnified Parties from a third party (net of any deductible amounts) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses but seeking recovery from any insurance policies shall not be a pre-condition to the Buyer seeking recovery from the Seller Parties under this Agreement.

(f)    Each party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including using commercially reasonable endeavors to incur costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses. The Buyer shall not be entitled to recover any Loss more than once under this Agreement or any Transaction Document.
(g)    Notwithstanding anything to the contrary contained in this Agreement, to the maximum extent permitted by applicable Law, in no event shall either party hereto be liable in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated hereby for special, indirect, incidental, exemplary or punitive damages whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder and whether or not based on or in warranty, contract, tort (including negligence or strict liability) or otherwise.
(h)    The Seller Parties shall not be liable in respect of any Buyer Warranty Claim to the extent that the matter giving rise to the Buyer Warranty Claim results from or is increased by (and if increased, only to the extent that it is increased by):
(i)    any act or omission before Closing carried out at the written request of the Buyer or any member of the Buyer’s Representatives; or
(ii)    any act, event, occurrence or omission of the Buyer after the Closing Date.
(i)    The Seller Parties shall not be liable in respect of any Buyer Warranty Claim to the extent that the matter giving rise to the Buyer Warranty Claim constitutes a contingent liability or relates to a liability which is not capable of being quantified until such liability becomes an actual liability of the Seller Party or becomes capable of being quantified. This paragraph shall not relieve the Buyer from any obligation to give notice in respect of any matter which constitutes a contingent liability on the Buyer or relates to a liability which is not capable of being quantified.
(j)    The Seller Parties shall not be liable for any Buyer Warranty Claim if and to the extent that the Buyer had actual knowledge at the Closing of such breach of a Seller Warranty and that such breach would enable it to bring a Buyer Warranty Claim. For this purpose, the Buyer shall only be deemed to have the knowledge of anything of which Sandy Chadha and Suzanne Smith have actual knowledge as at the date of Closing.
7.5    Claim Procedure.
(a)    Following the discovery of any facts or conditions which give rise to Losses, the party seeking recovery or indemnification hereunder (the “Indemnified Party”) shall promptly provide written notice to the party from whom recovery or indemnification is sought (the “Indemnifying Party”), summarizing the factual basis of the claim (to the extent then known) by the Indemnified Party; provided, that the failure to give such notice promptly shall not relieve the Indemnifying Party of its obligations unless (and solely to the extent) it can show such failure to so notify materially adversely affects the Indemnifying Party as a result of such failure.
(b)    If any Indemnified Party receives notice from a third party of any matter which, if sustained, would reasonably be expected to give rise to a claim for indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall:
(i)    as soon as reasonably practicable provide written notice (a “Third Party Claim Notice”) to the Indemnifying Party of such matter setting forth the facts and circumstances as to which such party has received notice; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party can show such failure to so notify materially adversely affects the Indemnifying Party as a result of such failure.
(ii)    keep the Indemnifying Party informed of the progress of that Third Party Claim;
(iii)    if requested by the Indemnifying Party, provide to the Indemnifying Party (at the Indemnifying Parties’ expense) copies of any correspondence or other documents relating to that Third Party Claim;
(iv)    undertake proper and meaningful consultation with the Indemnifying Party to enable the Indemnifying Party to make timely and reasonable suggestions regarding the conduct of that Third Party Claim;
(v)    not make any settlement or compromise of the Third Party Claim, or agree to any matter in the conduct of such proceedings which may affect the amount of the liability in connection with such Third Party Claim or give rise to a claim against the Indemnifying Party, without the prior written approval of the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed.
provided, that nothing in this Section 7.5 shall require the Indemnified Party to provide any information to which the Indemnified Party has a duty of confidentiality in relation to and/or provide any information which is legally privileged,
7.6    Tax Treatment of Indemnification Payments or Payments in Respect of a Buyer Warranty Claim. All indemnification payments or payments in respect of a Buyer Warranty Claim made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
7.7    Exclusive Remedies. Subject to Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful concealment) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the provisions set forth in this Article 7. The Buyer irrevocably and unconditionally waives any right it may have to rescind this Agreement for any misrepresentation, whether or not contained in this Agreement or to terminate this Agreement for any other reason other than in accordance with its express terms. The Buyer irrevocably and unconditionally waives any right it may have to sue the Seller Parties or any of their advisors for misrepresentation, whether in equity, tort or under the Misrepresentation Act 1967, in respect of any misrepresentation, whether or not contained in this Agreement or any Transaction Document. The Buyer’s sole remedy in respect of any such misrepresentation shall be an action for breach of contract under the terms of this Agreement if and to the extent that the misrepresentation in question constitutes a breach of the Seller Warranties. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief as provided in Section 8.11 to which any Person shall be entitled or to seek and obtain any remedy on account of any party’s fraud.
ARTICLE 8
MISCELLANEOUS
8.1    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
8.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

If to Parent or the other Seller Parties:	9715 Businesspark Avenue San Diego, California 92131 Attention: Phenix Kiamilev, Vice President, General Counsel and Corporate Secretary Email: †
with a copy to (which shall not constitute notice):	Cooley LLP 500 Boylston Street, 14th Floor Boston, MA 02116 Attention: Miguel J. Vega Email: †
If to Buyer:	Supreme Imports Ltd 4 Beacon Road, Ashburton Park, Trafford Park, Manchester, England, M17 1AF Attention: Kevin Curry Email: †
with a copy to (which shall not constitute notice):	Pannone Corporate LLP 378-380 Deansgate, Manchester M3 4LY Attention: Andrew Walsh Email: †
8.3    Interpretation. For purposes of this Agreement, (a) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with UK GAAP as in effect on the date hereof; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (c) the word “or” is not exclusive; (d) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (e) references to documents or other materials “provided” or “made available” to Buyer or similar phrases shall mean that such documents or other materials were present (and available for viewing by Buyer and its Representatives) in the Data Room at least three Business Days prior to the Closing; (f) words defined in the singular have the parallel meaning in the plural and vice versa; (g) references to “written” or “in writing” include in electronic form; (h) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms and (i) unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules, Exhibits and Appendices mean the Articles and Sections of, and Disclosure Schedules, Exhibits and Appendices attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. References to “Pounds Sterling” or “£” means the lawful currency of the United Kingdom. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
8.4    Currency. Notwithstanding anything to the contrary herein, for purposes of all calculations referred to in this Agreement, all amounts that are not denominated in Pounds Sterling shall be expressed in and converted to Pounds Sterling using either (a) the current exchange rate for such currency as published by Oanda FX Data Services using the day prior to the Closing Date’s average bid rate or (b) such other exchange rate as Buyer and the Seller Parties may mutually agree in writing.
8.5    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
8.6    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.
8.7    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other parties; provided, however, that the parties may freely assign any of their rights under this agreement to an Affiliate. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted or purported assignment or transfer in derogation of the foregoing provisions shall be null, void and of no effect.
8.8    No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, the Buyer Indemnified Parties, the Seller Indemnified Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Except as set out in this section, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement.
8.9    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Seller Parties. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
8.10    Governing Law; Venue.
(a)    This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way in connection with it or its subject matter or formation (including non-contractual disputes or claims)) shall be governed by and construed in accordance with the laws of England and Wales.
(b)    The parties hereto irrevocably agree that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings and/or to settle any dispute or claim that arises out of or in any way in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) and, for these purposes, each party irrevocably submits to the exclusive jurisdiction of the courts of England. Each party waives (and agrees not to raise) any objection, whether on the ground of inconvenient forum or venue or on any other ground, which it might have to the bringing of proceedings in such courts.
8.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. Accordingly, the parties agree that the parties shall be entitled to an in junction or injunctions to prevent a breach of this Agreement and to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
8.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as a deed on the date first written above.

BUYER:

EXECUTED as a DEED by
SUPREME IMPORTS LTD
acting by a director
in the presence of:

/s/ Matthew Smith

Witness Signature……………………………………………
Full Name…Matthew Smith…………………………………
Address…†……………………………………………………
……………………………………………………………….
……………………………………………………………….

) ) ) /s/ Suzanne Smith ............................................ Suzanne Smith, Director

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as a deed on the date first written above.
SELLER PARTIES:

EXECUTED as a DEED by
WD-40 COMPANY LIMITED
acting by a director
in the presence of:

/s/ Sabine Brass

Witness Signature……………………………………………
Full Name……Sabine Brass…………………………………
Address…†……………………………………………………
……………………………………………………………….
……………………………………………………………….
) ) ) /s/ Steven Brass ............................................ Steven Brass, Director

EXECUTED as a DEED by
WD-40 COMPANY
acting by an officer
in the presence of:

/s/ Sabine Brass

Witness Signature……………………………………………
Full Name……Sabine Brass………………………………
Address…†…………………………………………………
……………………………………………………………….
……………………………………………………………….
) ) ) /s/ Steven Brass ............................................ Steven Brass, President and CEO

Exhibit A

Part 1 – Customer Orders

Schedule 4.7(a)(vi) of the Disclosure Schedules is hereby incorporated by reference.

Part 2 – Finished Goods Inventory

Exhibit A Part 2 is hereby incorporated by reference.

Part 3 – Finished Goods Inventory Amount

Exhibit A Part 3 is hereby incorporated by reference.

a.    Fully Paid Finished Goods Inventory – value £695,405

b.    Contingent Finished Goods Inventory – value £295,633 – £213,674 net of open PO

c.    Obsolete Finished Goods Inventory – value £20,035

Part 4 – Supplier Orders

Schedule 4.7(a)(vii) of the Disclosure Schedules is hereby incorporated by reference.

Appendix 1
Purchased Intellectual Property

Trade Marks

Trade Mark Name	TM Kind	Country	International classes	Status	Application Date	Application number	Registration Date	Registration Number	Applicant/Owner
1001	Word	Ireland	3	Registered	Feb 22 1960	63788	Feb 22 1960	63788	WD-40 Company Limited (UK)
1001	Word	Australia	3	Registered	Jul 13 1960	161203	Jul 13 1960	161203	WD-40 Company Limited (UK)
1001	Word	Australia	21	Registered	Aug 3 1961	168249	Aug 3 1961	168249	WD-40 Company Limited (UK)
1001 P.C. PRODUCTS (1001) LIMITED	Word	Denmark	3	Registered	Jul 11 1960	VA 1960 02385	Aug 5 1961	VG 1961 00628	WD-40 Company Limited (UK)
1001	Word	Canada	3	Registered	Sep 12 1960	258770	Sep 29 1961	TMA123736	WD-40 Company Limited (UK)
1001 P.C. PRODUCTS (1001) LIMITED	Word	Denmark	21	Registered	Jul 27 1961	VA 1961 02407	Mar 17 1962	VR 1962 00452	WD-40 Company Limited (UK)
1001 ONCEOVER	Word	United Kingdom	3	Registered	May 5 1967	UK00000909096	May 5 1967	UK00000909096	WD-40 Company Limited (UK)
1001 Label (black/white)	Word and Device	Germany	3	Registered	Apr 5 1966	833704	Jun 6 1967	833704	WD-40 Company Limited (UK)
1001	Word	Malaysia	3	Registered	Apr 10 1969	M052014	Apr 10 1969	M/052014	WD-40 Company Limited (UK)
1001	Word	Singapore	3	Registered	Apr 8 1969	T6946090J	Sep 12 1969	T6946090J	WD-40 Company Limited (UK)
1001	Word	Benelux Tradem. & Designs Office (BX)	3	Registered	Jun 11 1971	531278	Jun 11 1971	36149	WD-40 Company Limited (UK)
1001 DRI-FOAM	Word	United Kingdom	3	Registered	Dec 2 1971	UK00000984120	Dec 2 1971	UK00000984120	WD-40 Company Limited (UK)
1001 SPARKLE	Word	United Kingdom	3	Registered	Jan 4 1972	UK00000985398	Jan 4 1972	UK00000985398	WD-40 Company Limited (UK)
1001	Word	Hong Kong	3	Registered	Sep 5 1969	1973B0177	Feb 28 1973	1973B0177	WD-40 Company Limited (UK)

1001 ACTIVE	Word	United Kingdom	3	Registered	Jan 22 1986	UK00001258718	Jan 22 1986	UK00001258718		WD-40 Company Limited (UK)
1001	Word	United Kingdom	3, 4, 9, 21	Registered	Oct 25 1982	UK00001184062	Jan 29 1988	UK00001184062		WD-40 Company Limited (UK)
1001 TROUBLESHOOTER	Word	United Kingdom	3	Registered	Jun 20 1986	UK00001269653	Dec 19 1988	UK00001269653		WD-40 Company Limited (UK)
1001	Word	France	3	Registered	Jun 1 1990	1595280	Jun 1 1990	1595280		WD-40 Company Limited (UK)
1001 AUTOMATIC	Word	United Kingdom	3	Registered	Mar 3 1989	UK00001375404	Nov 5 1990	UK00001375404		WD-40 Company Limited (UK)
	Word	Oman	3	Registered	Jun 11 1989	1309	Sep 1 1991	1309		WD-40 Company Limited (UK)
1001
1001 TROUBLESHOOTER Logo (black/white)	Word and Device	Italy	3	Registered	May 7 1991	2011901941441	Dec 17 1993	1459494		WD-40 Company Limited (UK)
1001 TROUBLESHOOTER	Word	Saudi Arabia	3	Registered	Oct 25 1992	19039	Feb 15 1994	141302259		WD-40 Company Limited (UK)
1001	Word	Poland	3	Registered	Apr 1 1994	Z.131648	May 28 1998	R	0.102859	WD-40 Company Limited (UK)
1001	Word	Georgia	3	Registered	Dec 30 1993	8822	Mar 29 2000	13211		WD-40 Company Limited (UK)
1001 CARPET FRESH	Word	United Kingdom	5	Registered	Feb 11 2004	UK00002355541	Feb 11 2005	UK00002355541		WD-40 Company Limited (UK)
1001 NO VAC	Word	United Kingdom	5	Registered	Feb 11 2004	UK00002355542	Feb 11 2005	UK00002355542		WD-40 Company Limited (UK)
1001 TROUBLESHOOTER ULTRA	Word	United Kingdom	3	Registered	Aug 11 2009	UK00002523472	Nov 20 2009	UK00002523472		WD-40 Company Limited (UK)
1001 NATIONAL CARPET CLEANING DAY	Word	United Kingdom	3	Registered	Jun 4 2009	UK00002517498	Nov 27 2009	UK00002517498		WD-40 Company Limited (UK)
1001	Word	Kuwait	3	Registered	Jan 2 1980	11769	Dec 30 2009	10856		WD-40 Company Limited (UK)
1001	Word	United Kingdom	3	Registered	May 11 2011	UK00002581066	Aug 12 2011	UK00002581066		WD-40 Company Limited (UK)
1001 LAUNDRY STAIN REMOVER	Word	United Kingdom	3	Registered	May 11 2011	UK00002581072	Aug 12 2011	UK00002581072		WD-40 Company Limited (UK)

Domain Names

Domain Name	Registrant Organisation	Registration date
1001carpetcare.co.uk	WD-40 Company	17 May 2001
1001carpetcare.com	WD-40 Company	28 March 2014
1001cleaner.com	WD-40 Company	10 August 2017